Exhibit 10.10

Certain Compensation Arrangements

Named Executive Officers

     As disclosed in the Company’s proxy statement for its 2004 Annual Meeting of Stockholders (the “2004 Proxy Statement”), the Compensation Committee of the Company’s Board of Directors has for recent years, including 2004, structured the compensation of the executive officers who were named in the Summary Compensation Table of the Company’s 2004 Proxy (the “Named Executive Officers,”) as follows:

     Base Salary. The Company establishes base salary for its key executives annually after reviewing their duties and making an evaluation of recent performance, periodically reviewing base salary levels and total compensation for key executives of comparable REITs, and after determining the appropriate level of total compensation in a year when target performance is achieved. The Compensation Committee approved (for Board ratification, as described below) revised base salaries for 2005 for the Named Executive Officers. The base salaries for the Named Executive Officers will be as follows (effective as of March 1, 2005 except as otherwise noted): Bryce Blair - $725,000 (with an interim increase to $682,500 as of December 6, 2004); Timothy J. Naughton - $435,716; Thomas J. Sargeant - $401,415; Samuel B. Fuller - $386,096; and Leo Horey - $330,174.

     Cash Bonus. Under the Company’s corporate (cash) bonus plan, the Compensation Committee may award annual cash bonuses to officers for the achievement of specified performance goals by the Company, the individual and the individual’s business unit, with varying weightings applied to each category of goals based on the individual’s position within the Company. Each year, the Compensation Committee sets for each officer the threshold, target or maximum cash bonuses that may be awarded to that officer if threshold, target or maximum goals are achieved. For bonuses awarded in 2005 with respect to 2004, the Company-wide goals used in determining cash bonuses were (i) the achievement of a targeted level of Funds from Operations (“FFO”) per share, (ii) the achievement of growth in FFO per share as compared to a peer group of apartment REITs, (iii) the achievement of a targeted average fixed charge coverage ratio, (iv) the operating performance of development and construction activities as compared to the original budgeted performance, and (v) management’s effectiveness at achieving various corporate initiatives. The same categories of goals will be used to determine cash bonus awards to be granted in 2006 with respect to 2005. The Compensation Committee approved (for Board ratification, as described below) the following cash bonus awards in respect of 2004 performance: Bryce Blair - $971,805; Timothy J. Naughton - $528,439; Thomas J. Sargeant - $507,247; Samuel B. Fuller - $425,715; and Leo S. Horey - $305,794. Cash bonus awards for 2005 performance will be determined and paid in early 2006.

     Long-Term Incentive Awards. Under the Company’s long-term incentive (equity) plan, stock options and restricted stock are granted under the Company’s 1994 Stock Incentive Plan to provide long-term performance incentives and rewards tied to the price of the Company’s Common Stock. Each year the Compensation Committee sets for each Named Executive Officer the threshold, target and maximum number of options and restricted shares that may be granted to that officer if threshold, target or maximum goals are achieved by the Company and the individual’s business unit. The Company goals for 2004 were (i) total shareholder return as measured on both an absolute basis (based on a three-year average) and a relative basis as measured against a peer group of apartment REITs, (ii) the multiple that the price of the Common Stock represents to the Company’s FFO per share, as measured against a peer group of apartment REITs, and (iii) management effectiveness at achieving various corporate initiatives. For awards to be granted in 2006 with respect to 2005, the same categories of goals will be used. The Compensation Committee approved (for Board ratification, as described below) the following awards of stock options and restricted shares for the Named Executive Officers in respect of 2004 performance:

	Stock Options	Restricted Shares
Bryce Blair	146,005	23,765
Timothy J. Naughton	72,122	11,706
Thomas J. Sargeant	63,437	11,196
Samuel B. Fuller	49,461	8,041
Leo S. Horey	40,317	6,720

The Board’s practice is that annual compensation arrangements affecting senior executive officers be approved by the Compensation Committee but not finalized until ratified by the full Board (or, in the case of the Chief Executive Officer, until ratified by the independent directors). Full Board (or independent director) ratification of the determinations made above were given. Mr. Fuller’s employment as an executive of the Company terminated effective April 30, 2005. Mr Fuller’s compensation in connection with such termination is set forth in an agreement dated April 6, 2005, filed with this Report on Form 10-Q by separate exhibit.

In March 2005, the Company closed the formation of the AvalonBay Valued Added Fund, L.P. (the “Fund”), a private institutional investment fund. The aggregate capital commitments to the Fund equal $330,000,000 (consisting of capital commitments from eight institutional investors and a $50,000,000 capital commitment from the Company). As a consequence of the closing of the Fund, management’s effectiveness in managing the Fund will be measured and considered by the Compensation Committee of the Board in its review of management’s effectiveness at achieving various corporate initiatives for purposes of determining annual bonuses under the Company’s existing corporate bonus (cash) program and existing long-term incentive award (equity) program. For those officers directly involved in the management of the Fund as a full or major part of their employment with the Company, Fund performance will be an important element in determining their annual bonuses. While the amount of promoted distributions earned by the Company, net of estimated Company costs associated with the Fund, will be one factor measured by the Compensation Committee, this performance review will be done in the context of the Company’s existing bonus and long-term incentive award programs so that no officer will be eligible to receive in any year a cash bonus or long term incentive award that exceeds the maximum award then allowed under the existing corporate bonus or long-term incentive award programs.

Directors

Compensation arrangements for the Company’s non-employee directors were described in Exhibit 10.1 of the company’s Form 10-Q for the quarter ended June 30, 2003, which exhibit is incorporated herein by reference. In addition to the arrangements described in that exhibit, the Board has approved the payment of $2,500 per month to the Lead Independent Director for serving in that capacity.